Exhibit 3.1

ARTICLES OF AMENDMENT
OF
TRIANGLE CAPITAL CORPORATION

Triangle Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:
FIRST: The Corporation desires to amend its charter as currently in effect.
SECOND: The charter is hereby amended by deleting the text of Article I in its entirety and inserting the following in place thereof:
The name of the corporation (the “Corporation”) is:
Barings BDC, Inc.
THIRD: The foregoing amendment to the charter of the Corporation has been unanimously approved by the board of directors of the Corporation and the amendment is limited to a change expressly authorized by § 2‑605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the act and deed of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures on following page]

IN WITNESS WHEREOF, these Articles of Amendment are hereby signed in the name of and have been duly executed, as of the 2nd day of August, 2018, on behalf of the Corporation, by its officer set forth below.

ATTEST:	TRIANGLE CAPITAL CORPORATION

/s/ Steven C. Lilly	/s/ E. Ashton Poole
Steven C. Lilly	E. Ashton Poole
Secretary	Chief Executive Officer and President